UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2009

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32975	20-4748747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, 43rd Floor New York, New York	10055
(Address of principal executive offices)	(Zip Code)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 1.01 Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2009, Evercore Partners Inc. (the “Company”) announced that Ralph L. Schlosstein, 58, has been elected as a member of the Board of Directors of the Company and appointed as the Company’s President and Chief Executive Officer. Mr. Altman will continue to serve as the Chairman of the Board of Directors of the Company and will continue to be employed by the Company pursuant to the terms of his employment agreement with the Company, which agreement has been previously filed by the Company with the SEC as Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed on February 12, 2008.

Mr. Schlosstein was, until April 30, 2009, the Chief Executive Officer of HighView Investment Group (“HighView”), a newly formed alternative investment management firm. As previously reported, on September 8, 2008, the Company committed, subject to certain conditions, to a capital investment of $150.0 million to HighView. Two other institutional investors and Mr. Schlosstein committed an additional $450 million with the expectation that additional capital would be closed on in the first quarter of 2009. Mr. Schlosstein decided to return the investors capital at the end of April 2009 and to wind down HighView due to the dramatic change in the alternatives investment markets.

Prior to forming HighView in 2008, Mr. Schlosstein was for almost twenty years the President of BlackRock, Inc. (“Blackrock”). Mr. Schlosstein co-founded BlackRock in 1988 with BlackRock’s Chairman and Chief Executive Officer, Laurence D. Fink. Mr. Schlosstein was a director of BlackRock, chaired BlackRock’s Management Committee, and served on its Executive Committee and its Investment Committee.

Subscription Agreement

On May 21, 2009, prior to Mr. Schlosstein’s election as a director and appointment as the President and Chief Executive Officer of the Company, the Company, Evercore LP, a Delaware limited partnership (the “Partnership”) and Mr. Schlosstein and Jane Hartley, as the Trustee of the Ralph L. Schlosstein 1998 Long-Term Trust, entered into a subscription agreement (the “Subscription Agreement”) in which Mr. Schlosstein and Ms. Hartlety, as Trustee, subscribed for and agreed to purchase 1,391,466 Class B-3 Units (the “Partnership Units”) of the Partnership for a purchase price of $15,000,000 and the Partnership agreed to issue the Partnership Units to Mr. Schlosstein and Ms. Hartlety, as Trustee, and admit Mr. Schlosstein and Ms. Hartlety, as Trustee, as limited partners of the Partnership. In connection with the issuance of the Partnership Units, Amendment No. 2 to the Amended and Restated Limited Partnership Agreement of Evercore LP (as supplemented and amended to the date hereof) will be executed. In addition, the Partnership agreed to sell to each of Mr. Schlosstein and Ms. Hartlety, as Trustee, one share of Class B Common Stock of the Company.

The Partnership Units will not be exchangeable for a five year period (other than in the event of earlier (i) termination of Mr. Schlosstein’s employment due to death, disability, termination without Cause or resignation for Good Reason (each as defined in the Employment Agreement (as defined below)) or (ii) Change in Control (as defined in the Company’s 2006 Stock Incentive Plan)), and can not be pledged as collateral to secure a loan or other financing or be hedged prior to the period when such Partnership Units become exchangeable.

In the event Mr. Schlosstein resigns with Good Reason or is terminated for Cause, the Company will have the option, but not the obligation, to reacquire all of the purchased units at their then fair value by exercising a “call right” within 90 days following Mr. Schlosstein’s termination. If such termination occurs within the first 5 years, the determination of fair market value will include adjustments for lack of marketability in the manner taken into account for purposes of the initial accounting valuation. If such termination occurs after 5 years, the determination of fair market value will not include adjustment for lack of marketability.

Employment Agreement

On May 21, 2009, the Company, the Partnership and Mr. Schlosstein entered into an employment agreement (the “Employment Agreement”) with respect to Mr. Schlosstein’s appointment as President and Chief Executive Officer of the Company and election as a member of the Board of Directors of the Company, in each case, commencing on May 21, 2009 (the “Commencement Date”).

The Employment Agreement provides for an initial term of five years commencing on the Commencement Date.

The financial terms of the Employment Agreement include (1) an annual base salary of $500,000, (2) an annual bonus (the “Annual Bonus”), subject to Mr. Schlosstein’s continued employment through the bonus payment date, with a target amount equal to $1,325,000 for the remainder of the 2009 calendar year and with actual bonus amounts for 2009 and subsequent years to be determined in the sole discretion of the compensation committee of the Board of Directors of the Company (the “Compensation Committee”) based upon performance goals established by the Compensation Committee after consultation with Mr. Schlosstein, and (3) a sign-on bonus to be paid in cash in the amount of $6.1 million. Fifty percent of the Annual Bonus (or such lesser percentage as determined in the sole discretion of the Compensation Committee) will be delivered in the form of full-value equity awards (e.g., restricted stock units) which vest on terms comparable with all other employees (currently 25% per year).

In addition to the foregoing, Mr. Schlosstein will be entitled to participate in all employee benefit programs in which other senior executive officers of the Company generally participate.

The Employment Agreement provides that if Mr. Schlosstein’s employment is terminated by the Employer for Cause or if Mr. Schlosstein resigns without Good Reason Mr. Schlosstein shall receive any unpaid base salary as of that date and other Accrued Rights (as defined in the Employment Agreement).

The Employment Agreement further provides that if Mr. Schlosstein’s employment is terminated by the Company without Cause or by Mr. Schlosstein for Good Reason, then, subject to his execution, delivery and non-revocation of a release of claims with respect to the Company and its affiliates, Mr. Schlosstein will be entitled to receive, in addition to certain Accrued Rights, as discussed above, (i) a lump sum cash payment equal to Mr. Schlosstein’s earned but unpaid Annual Bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, payable when the annual incentive bonus would have otherwise been payable had Mr. Schlosstein’s employment not terminated; (ii) a lump sum cash payment equal to a pro-rata portion of the Annual Bonus that would otherwise have been payable to Mr. Schlosstein for the fiscal year in which the termination occurs, determined in the same manner and payable at the same time as such Annual Bonus would otherwise have been payable had Mr. Schlosstein’s employment not terminated, with such pro-ration to be determined based on the number of months (and any fraction thereof) Mr. Schlosstein is employed during the fiscal year in which termination occurs, relative to 12 months; (iii) the restricted stock or restricted stock units granted to Mr. Schlosstein in respect of his Annual Bonuses, if any, shall become fully vested, and (iv) the restricted stock units granted pursuant to the Restricted Stock Unit Agreement (as defined below) to Mr. Schlosstein upon his commencement of employment will become vested to the extent that any applicable share price targets have been achieved by the date of such termination.

In connection with the Employment Agreement, Mr. Schlosstein also entered into a Confidentiality, Non-Solicitation and Proprietary Information Agreement with the Company (the “Employee Agreement”). Pursuant to the Employee Agreement, Mr. Schlosstein is subject to a covenant not to (i) compete with the Company or its affiliates while employed and for twelve months following his termination of employment for any reason and (ii) solicit our employees, consultants and certain actual and prospective clients while employed and for twelve months following his termination of employment for any reason, in each case, subject to certain specified exclusions. Notwithstanding the foregoing, in the event of a termination of Mr. Schlosstein’s employment without Cause or for Good Reason, the non-competition and non-solicitation restrictions will only apply for six months if the Company elects to pay Mr. Schlosstein’s base salary and provide continued medical plan coverage during such period. The Employment Agreement also contains a covenant not to disclose confidential information and an assignment of property rights provision.

Equity and Equity-Based Awards

In addition to the foregoing, the Employment Agreement provides for the grant to Mr. Schlosstein, in accordance with and pursuant to the terms of the Company’s 2006 Stock Incentive Plan, of 900,000 restricted stock units (the “RSUs”). Such grant was made pursuant to a separate restricted stock unit award agreement (the “Restricted Stock Unit Award Agreement”) entered into prior to Mr. Schlosstein’s election as a director and appointment as the President and Chief Executive Officer of the Company.

The RSUs vest on the fifth anniversary of the Commencement Date, subject to Mr. Schlosstein’s continuous employment through such date (or if prior to the fifth anniversary, Mr. Schlosstein’s employment is terminated without Cause or for Good Reason or due to his death or disability) , in the event the following additional performance conditions have been satisfied:

•	180,000 shares will be eligible to vest if the stock price closes at or above $20 for 20 consecutive trading days at any time during the 5-year period following the start date.

•	180,000 shares will be eligible to vest if the stock price closes at or above $25 for 20 consecutive trading days at any time during the 5-year period following the start date.

•	180,000 shares will be eligible to vest if the stock price closes at or above $30 for 20 consecutive trading days at any time during the 5-year period following the start date.

•	180,000 shares will be eligible to vest if the stock price closes at or above $35 for 20 consecutive trading days at any time during the 5-year period following the start date.

•	180,000 shares will be eligible to vest if the stock price closes at or above $40 for 20 consecutive trading days at any time during the 5-year period following the start date.

Shares will be deliverable upon vesting and will be eligible for net settlement for withholding tax purposes.

RSUs not previously settled in shares of Class A Common Stock are subject to forfeiture in the event of uncured material breach of the restrictive covenants.

The Subscription Agreement, Employment Agreement, Restricted Stock Unit Award Agreement, Form of Amendment No. 2 to the Partnership’s Second Amended and Restated Limited Partnership Agreement and Employee Agreement are filed as exhibits 99.1, 99.2, 99.3, 99.4 and 99.5 hereto, respectively, and are hereby incorporated by reference. The foregoing descriptions of these agreements are qualified in their entirety by reference to these exhibits.

Item 7.01 Regulation FD Disclosure

A copy of the press release announcing the election of Mr. Schlosstein as a member of the board of directors of the Company and appointment as the Company’s President and Chief Executive Officer has been furnished as Exhibit 99.6 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Subscription Agreement, dated as of May 21, 2009 by and among Evercore Partners Inc., Evercore LP, Ralph L. Schlosstein and Jane Hartley, as the Trustee of the Ralph L. Schlosstein 1998 Long-Term Trust

99.2	Employment Agreement, dated as of May 21, 2009 by and among Evercore Partners Inc., Evercore LP and Ralph L. Schlosstein

99.3	Restricted Stock Unit Award Agreement, dated as of May 21, 2009 by and among Evercore Partners Inc., Evercore LP and Ralph L. Schlosstein

99.4	Form of Amendment No.2 dated as of May 27, 2009 to Evercore LP’s Amended and Restated Limited Partnership Agreement

99.5	Confidentiality, Non-Solicitation and Proprietary Information Agreement, dated as of May 21, 2009 by and among Evercore Partners Inc. and Ralph L. Schlosstein

99.6	Press Release, dated May 22, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERCORE PARTNERS INC.

Date: May 22, 2009	/s/ Adam B. Frankel
	By:	Adam B. Frankel
	Title:	General Counsel